As filed with the Securities and Exchange Commission on August 19, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

ARIBA, INC.

(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK

par value $0.002 per share

(Title of Class of Securities)

04033V 10 4

(CUSIP Number of Class of Securities Underlying Options to Purchase Common Stock)

James W. Frankola, Executive Vice President and Chief Financial Officer

Ariba, Inc.

807 11th Avenue

Sunnyvale, California 94089

(650) 390-1000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Brooks Stough

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Telephone: (650) 321-2400

Facsimile: (650) 321-2800

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$17,093,962.60	$2,011.96

*	Calculated solely for purposes of determining the filing fee. This amount assumes that 2,988,455 shares of Restricted Common Stock of Ariba, Inc. having an aggregate value of $17,093,962.60 as of July 6, 2005 will be issued in exchange for the 7,743,374 options eligible to be exchanged pursuant to this offer. The value of the transaction was calculated using the proposed exchange ratios and the average of the high and low prices for Ariba, Inc. Common Stock on July 6, 2005.
**	$117.70 per $1,000,000 of the aggregate offering amount (or .0001177 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #6, effective December 13, 2004. The filing fee was previously paid with the Schedule TO filing made with the Securities and Exchange Commission on July 7, 2005.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☒

EXHIBIT 99.(a)(1)(P)

SCHEDULE TO INTRODUCTORY STATEMENT

This is a final amendment to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on July 7, 2005, as amended, in connection with our offer to exchange certain options for shares of the Company’s Common Stock, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated July 7, 2005, as amended. This amendment’s sole purpose is to report the results of the tender offer.

ITEM 4.	TERMS OF THE TRANSACTION.

Item 4(a) of the Schedule TO, as amended, is hereby further amended and supplemented to add the following:

The Offer expired at midnight, Pacific Time, on Friday, August 12, 2005. A total of approximately 935 Eligible Participants elected to exchange an aggregate of approximately 6,785,398 shares of Common Stock underlying Eligible Options and will receive an aggregate of approximately 2,597,446 shares of restricted Common Stock in exchange for the cancellation of such Eligible Options. The value of our Common Stock on the Offer Termination Date was $6.00 per share. We have already or will promptly send each participating employee whose options have been accepted for cancellation an Electronic Confirmation of Participation in the Offer to Exchange, substantially in the form attached hereto as Exhibit 99.(a)(1)(P).

ITEM 12. EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Exchange, dated July 7, 2005.

99.(a)(1)(B)*	Form of Electronic Transmittal Letter.

99.(a)(1)(C)*	Form of Election Form.

99.(a)(1)(D)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(E)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(F)*	Form of Electronic Confirmation of Election Form(s)/Notice of Change in Election Form.

99.(a)(1)(G)*	Form of Electronic Reminder to Employees.

99.(a)(1)(H)	Ariba, Inc. Annual Report on Form 10-K, for its fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 14, 2004, and amended on January 28, 2005, and incorporated herein by reference.

99.(a)(1)(I)	Ariba, Inc. Quarterly Report on Form 10-Q, for its first fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 9, 2005, and incorporated herein by reference.

99.(a)(1)(J)	Ariba, Inc. Quarterly Report on Form 10-Q, for its second fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 10, 2005, and incorporated herein by reference.

99.(a)(1)(K)*	Offer to Exchange, dated July 7, 2005, as amended.

99.(a)(1)(L)*	Form of Electronic Notice to Employees of Amendment to the Offer to Exchange.

99.(a)(1)(M)*	Revised Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(N)*	Revised Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(O)*	Form of Electronic Notice to Employees of Extension of Length of offer Period.

99.(a)(1)(P)	Form of Electronic Confirmation of Participation in the Offer to Exchange.

99.(b)	Not applicable.

Exhibit Number	Description
99.(d)(1)	Ariba, Inc. 1996 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.2 to the Company’s Form S-1 Registration No. 333-76953).

99.(d)(2)	Ariba, Inc. 1999 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 10-K/A dated December 31, 2001).

99.(d)(3)	FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.5 to FreeMarkets’ Registration Statement on Form S-4 dated February 23, 2001).

99.(d)(4)	FreeMarkets, Inc. Broad Based Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.12 to FreeMarkets’ Form 10-K dated March 14, 2003).

99.(d)(5)	SupplierMarket.com, Inc. 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003)

99.(d)(6)	Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended (incorporated herein by reference to Exhibit 10.33 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(7)	Tradex Technologies, Inc. 1998 Employee Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(8)	TradingDynamics 1999 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(9)	TradingDynamics 1998 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 19, 2005

ARIBA, INC.

By:	/s/ JAMES W. FRANKOLA
Name:	James W. Frankola
Title:	Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Exchange, dated July 7, 2005.

99.(a)(1)(B)*	Form of Electronic Transmittal Letter.

99.(a)(1)(C)*	Form of Election Form.

99.(a)(1)(D)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(E)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(F)*	Form of Electronic Confirmation of Election Form(s)/Notice of Change in Election Form.

99.(a)(1)(G)*	Form of Electronic Reminder to Employees.

99.(a)(1)(H)	Ariba, Inc. Annual Report on Form 10-K, for its fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 14, 2004, and amended on January 28, 2005, and incorporated herein by reference.

99.(a)(1)(I)	Ariba, Inc. Quarterly Report on Form 10-Q, for its first fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 9, 2005, and incorporated herein by reference.

99.(a)(1)(J)	Ariba, Inc. Quarterly Report on Form 10-Q, for its second fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 10, 2005, and incorporated herein by reference.

99.(a)(1)(K)*	Offer to Exchange, dated July 7, 2005, as amended.

99.(a)(1)(L)*	Form of Electronic Notice to Employees of Amendment to the Offer to Exchange.

99.(a)(1)(M)*	Revised Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(N)*	Revised Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(O)*	Form of Electronic Notice to Employees of Extension of Length of Offer Period.

99.(a)(1)(P)	Form of Electronic Confirmation of Participation in the Offer to Exchange.

99.(b)	Not applicable.

99.(d)(1)	Ariba, Inc. 1996 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.2 to the Company’s Form S-1 Registration No. 333-76953).

99.(d)(2)	Ariba, Inc. 1999 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 10-K/A dated December 31, 2001).

99.(d)(3)	FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.5 to FreeMarkets’ Registration Statement on Form S-4 dated February 23, 2001).

99.(d)(4)	FreeMarkets, Inc. Broad Based Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.12 to FreeMarkets’ Form 10-K dated March 14, 2003).

99.(d)(5)	SupplierMarket.com, Inc. 1999 Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003)

Exhibit Number	Description
99.(d)(6)	Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended (incorporated herein by reference to Exhibit 10.33 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(7)	Tradex Technologies, Inc. 1998 Employee Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(8)	TradingDynamics 1999 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.31 to the Company’s Form 10-K dated April 10, 2003).

99.(d)(9)	TradingDynamics 1998 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.30 to the Company’s Form 10-K dated April 10, 2003).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed.